Exhibit 23
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-251397 on Form S-4, and Registration Statement No. 333-257665 on Form S-8 of Stem, Inc. of our report dated April 15, 2022, relating to the financial statements of Also Energy Holdings, Inc. appearing in this Current Report on Form 8-K/A dated April 15, 2022.

/s/ Deloitte & Touche LLP
San Francisco, California
April 15, 2022